EXHIBIT 10.52
AMENDMENT TO EMPLOYMENT AGREEMENT
          This Amendment (the “Amendment”) to the Employment Agreement (the “Employment Agreement”), by and between Motorola, Inc. (“Motorola” or the “Company”) and Sanjay K. Jah (the “Executive”) dated August 4, 2008, is made and entered into as of the 15th day of December, 2008, by and between the Company and Executive. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement.
     1. Subject in all cases to the prior execution and non-revocation of a release substantially in the form attached to the Employment Agreement as Exhibit F, notwithstanding anything to the contrary contained in the Employment Agreement (or in any related equity grant agreement), amounts that are non-qualified deferred compensation under Section 409A that would otherwise be payable, restricted stock units that would otherwise have been settled, RSU Cash-Out Payments that would otherwise have been made and benefits that would otherwise be provided, in each case pursuant to Section 5(a)(i) and (iii), Section 5(b)(i) and (iii) or Section 5(g) shall be paid, with Interest, or settled, or made, or provided, on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A.
     2. Except as expressly amended by this Amendment, all terms and conditions of the Employment Agreement remain in full force and effect and are unmodified hereby.